For Immediate Release May 1, 2025 TWFG Insurance Acquires Agencies in Texas and North Carolina, and Adds Innovative Agency Owner, Denise Davis, as Vice President of Retail Operations. The Woodlands, TX –May 1, 2025 – TWFG, Inc. (“TWFG”, the “Company”), a high-growth insurance distribution company, announced today the acquisition of two agencies, one in Texas and one in North Carolina, and the hiring of Denise Davis as Vice President of Retail Operations. Denise Davis Insurance, located in Tomball, Texas, converted to a TWFG Corporate Branch on April 1, 2025, after nearly 23 years as an independent TWFG Branch. This move allows Denise to take on the role of Vice President of Retail Operations at TWFG, where her industry and technological process expertise will bring scale and efficiency to our over 500 locations in 33 states. Paul Mears Insurance Group, Inc. joined TWFG on May 1, 2025. The agency has 16 employees in three locations in Valdese, North Wilkesboro, and Morgantown, North Carolina, expanding the number of TWFG Insurance locations in the state to nine. The agency has been serving customers since 1989. Paul Mears, Kelly Bowers-Messenheimer and Adam Mears will continue to lead the agency and focus on growth. About TWFG TWFG (NASDAQ: TWFG) is a leading independent distribution platform for personal and commercial insurance in the United States, representing hundreds of insurance carriers. The Company provides innovative insurance solutions through its network of agents, carriers, and technology-driven distribution models. For more information, visit www.twfg.com. For more information, please contact: Investor Contact: Gene Padgett TWFG, Inc. - Chief Accounting Officer Email: gene.padgett@twfg.com PR Contact: Alex Bunch TWFG, Inc. – Chief Marketing Officer E-mail: alex@twfg.com